UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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WHEELING-PITTSBURGH CORPORATION

(Name of Registrant as Specified In Its Charter)

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WHEELING-PITTSBURGH CORPORATION
November 8, 2006
Dear Wheeling-Pittsburgh Shareholder:
NOW IS THE TIME TO CHOOSE
PLEASE SIGN AND RETURN THE GOLD PROXY CARD TODAY!

At Wheeling-Pittsburgh’s Annual Meeting of shareholders on November 17, 2006, shareholders have a clear choice: Shareholders will either choose to re-elect highly qualified nominees who have demonstrated their commitment to delivering value to all shareholders — or give the company away to Esmark on the cheap based on nothing more than empty promises that will primarily benefit Esmark’s investors.

THREE KEY POINTS

1.	Wheeling-Pittsburgh’s nominees are fully committed to delivering maximum value to current shareholders and have evaluated numerous alternatives as part of a thorough review process.

2.	CSN’s proposal is the best deal available. CSN is offering more value to shareholders than Esmark. The merger with CSN is the right strategic fit, and it creates a stronger new company that will be better positioned to deliver value to you. The existing Wheeling-Pittsburgh Board recently negotiated with CSN to obtain an even better deal for you, with a readily monetized alternative offer.

3.	Don’t let Esmark seize control of Wheeling-Pittsburgh. Esmark is trying to circumvent our Board’s fair and open process by attempting to steal your company. If you give them control, they have no obligation whatsoever to follow up on any of their promises.

MAKE THE RIGHT CHOICE
BY SIGNING AND RETURNING THE GOLD PROXY CARD TODAY
ENHANCED CSN PROPOSAL

The strategic rationale for the proposed transaction with CSN has always been compelling. Now, in response to concerns expressed by Wheeling-Pittsburgh shareholders regarding valuation, the Wheeling-Pittsburgh Board has negotiated with CSN a significantly enhanced proposal, increasing its attractiveness.
Under its terms, shareholders will have the option to receive:
•	Shares of common stock in the new, stronger, combined company; or

•	A North American listed depositary share that you can sell for cash after closing, or get $30 per share in cash four years after the merger; or

•	a combination of part common stock in the combined company and part cash via the depositary shares.
WHEELING-PITTSBURGH’S NOMINEES REMAIN COMMITTED TO
DELIVERING VALUE TO OUR SHAREHOLDERS
Our Board of Directors’ goal is to deliver value to our shareholders. After the Company initiated its strategic review process, the Board formed an independent committee to analyze and evaluate the merits of proposals it received and ultimately determined that Wheeling-Pittsburgh’s acquisition of CSN’s Terre Haute cold rolling and galvanizing facility, together with the slab supply agreement, $225 million convertible note and the exclusive sales distribution right for CSN products in the U.S. and Canada, offered the most compelling opportunity to increase shareholder value.
Our Board continues to work to ensure maximum shareholder value. In addition to the enhancement CSN announced earlier this week, our Board is engaged in ongoing discussions with CSN to improve its current offer so that current Wheeling-Pittsburgh shareholders could participate in the economic upside of the shares underlying the $225 million convertible note. This ongoing dialogue is yet another indication of our commitment to enhancing value for our shareholders.
At the same time, consistent with its commitment to doing the right thing for shareholders, our highly qualified and experienced Board of Directors remains open to bona fide third party offers — and is committed to pursuing the best transaction available to our shareholders.
ESMARK “PROPOSAL” IS FULL OF EMPTY PROMISES
Esmark has never submitted a formal revised proposal for our Board’s consideration. If Esmark were to submit specific details and contingencies of its plans, our Board, consistent with its fiduciary and contractual obligations and demonstrated actions, would fully evaluate and consider its proposal.
Instead, Esmark has retreated behind rhetoric, making vague claims about what kind of transaction it would pursue if its slate of nominees were elected. But importantly, it has no obligation whatsoever to follow up on any of its plans for the Company.

Esmark has dismissed CSN’s enhanced proposal as being “South American math or financial engineering.” Flip comments such as this are offensive to our shareholders who have carefully considered CSN’s proposal. In reality, the CSN offer — from a leading, internationally respected steel producer — has been subject to intense scrutiny by our Board of Directors, who relied in part on a fairness opinion from the Company’s financial advisors. CSN’s detailed proposal, particularly as enhanced, provides significantly greater value to our shareholders than does Esmark’s revised “phantom” proposal.
As you decide for whom to cast your vote, keep in mind that Esmark’s proposal, which was filled with unsubstantiated claims that we believe do not stand up to closer scrutiny, also lacks the detailed information you, as a shareholder, need to meaningfully evaluate the proposal, including information about:
•	Specific terms of its proposed rights offering and the viability of its originally proposed stock buyback in light of the rights offering.

•	Facts in support for Esmark’s anticipated operational synergies.

•	The terms and conditions of existing and proposed debt financing facilities.

•	Whether amendments to Wheeling-Pittsburgh’s collective bargaining agreement would be made and the economic impact on union represented employees and shareholders.

•	Substantive details about its proposed slab supply agreement, especially in terms of financing.

•	Investment in new facilities/infrastructure, including implementation schedules and financing arrangements.
Shareholders need to ask — Why does Esmark still refuse to provide information that will address these issues?
ESMARK TOP MANAGEMENT DISTORTS FACTS ABOUT CSN AND
HIDES INFORMATION ABOUT ESMARK’S FINANCIAL PERFORMANCE
As part of its stream of distorted claims, Esmark has challenged the valuation of CSN’s cold rolling and galvanizing facility in Terre Haute, Indiana, which Wheeling-Pittsburgh is set to acquire as part of its definitive agreement with CSN. Clearly, the purchase price of any facility depends on when it is purchased. And, like many steel assets, including some purchased by Esmark, CSN’s Terre Haute facility was obtained in a distressed market. However, calculated on a historical cost basis, not replacement value, CSN’s Terre Haute facility represents total assets of $224 million. More importantly, the facility earned approximately $23 million in EBITDA in the trailing 12 months, through September 30.
In addition, Esmark has used Wheeling-Pittsburgh’s discussion of softened flat rolled steel market conditions and guidance to an expected fourth quarter 2006 loss as evidence of poor management. Esmark, however, which is privately held and lacks transparency for its financial disclosures, chose to bury revised information about its financial fortunes (a reduction in EBIDTA for the year of $6 million to $35 million) on page 7 in the last sentence of a section that appears to be addressing its customer base.

INDEPENDENT PROXY ADVISORY FIRM SUPPORTS
WHEELING-PITTSBURGH’S CURRENT BOARD
Glass Lewis, a highly regarded proxy advisory firm that evaluates proxy alternatives, supports our Board’s exhaustive process leading up to the CSN transaction and has recommended re-election of the directors’ that are on the Gold Proxy card.
VOTE FOR YOUR EXISTING BOARD
PROTECT YOUR INVESTMENT AND THE FUTURE OF YOUR COMPANY
Your Company just reported net income of $17 million for the third quarter of 2006, a financial performance that was based in no small part on a long list of production records, particularly relating to our new EAF and enhanced hot strip mill. But your Board knows that significant but incremental operating performance improvements will not deliver the kind of value our shareholders demand — and this Board is committed to delivering.
A vote for Esmark’s nominees, however, is a vote for giving away control of the Company based on empty promises.
We urge you to vote for Wheeling-Pittsburgh’s independent director nominees on the GOLD proxy card.
Your vote is IMPORTANT. Please sign, date and return the enclosed GOLD proxy card today to support the Wheeling-Pittsburgh nominees. We urge you to discard any white proxy card you have received from Esmark. If you have voted a white proxy card and want to change your vote, signing, dating and returning the enclosed GOLD proxy card in the accompanying envelope will automatically revoke your white proxy card vote.
If you need assistance or have any questions, please call our proxy solicitor, Georgeson Shareholder, toll-free at 800-843-1451.
We thank you for your continued trust and support.
Sincerely,
James G. Bradley
Chairman and Chief Executive Officer
Wheeling-Pittsburgh Corporation

Forward-Looking Statements Cautionary Language
     The information contained in this letter, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 2IE of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance’s products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh’s hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN’s and Wheeling-Pittsburgh’s filings with the SEC.